Exhibit 99.1

FIRST	22 West State Street
KEYSTONE	Media, PA 19063
FINANCIAL, INC.	610-565-6210

FOR IMMEDIATE RELEASE

FIRST KEYSTONE FINANCIAL ANNOUNCES

THIRD QUARTER RESULTS

Media, PA  August 14, 2008 - First Keystone Financial, Inc. (NASDAQ: FKFS), the holding company for First Keystone Bank (the “Bank”), reported today net income for the quarter ended June 30, 2008 of $243,000, or $0.10 per diluted share, compared to $115,000, or $0.05 per diluted share, for the same period last year.  Net income for the nine months ended June 30, 2008 was $682,000, or $0.29 per diluted share, as compared to $370,000, or $0.17 per diluted share, for the same period in 2007.

“We are pleased to report continued improvement in our core earnings in the third quarter of fiscal 2008 as compared to the prior year and the second quarter of fiscal 2008. In this challenging liquidity and credit environment we continue to closely monitor asset quality, which continues to remain strong, with non-performing assets at 0.4% of total assets,” said President Thomas Kelly.

Net interest income for the three months ended June 30, 2008 increased $93,000, or 3.7%, to $2.6 million as compared to the same period in 2007.  The increase in net interest income for the three months ended June 30, 2008 was primarily due to a decrease in interest expense of $609,000, or 13.4%, substantially offset by a decrease in interest income of $516,000, or 7.3%, as compared to the same period in 2007. The weighted average yield earned on interest-earning assets for the three months ended June 30, 2008 decreased 49 basis points to 5.46% compared to the same period in 2007 while the weighted average rate paid on interest-bearing liabilities decreased 55 basis points to 3.35% for the third quarter of fiscal 2008 from 3.90% for the same period in the prior fiscal year. The Company’s net interest margin increased by 5 basis points in the third quarter of fiscal 2008 to 2.17%, as compared to 2.12% for the third quarter of fiscal 2007.

On a linked quarter basis, net interest income increased $98,000, or 3.9%, primarily due to a $4.5 million decrease in average interest-bearing liabilities combined with a 23 basis point decrease in rate paid on average interest-bearing liabilities. The decrease in interest paid on average interest-bearing liabilities during the third quarter of fiscal 2008 was partially offset by a $4.0 million decrease in average interest-earning assets coupled with a 16 basis point decrease in the yield earned on average interest-earning assets.

For the three months ended June 30, 2008 as compared to the three months ended June 30, 2007, the provision for loan losses decreased $100,000 to $0. The decrease in the provision for loan losses was based on the Company’s quarterly review of the credit quality of its loan portfolio, the level of criticized and classified assets, the amount of net charge-offs incurred during the third quarter of fiscal 2008 and other factors. The Company's coverage ratio, which is the ratio of the allowance for loan losses to non-performing loans, was 181.5% and 70.9% at June 30, 2008 and September 30, 2007, respectively.

At June 30, 2008, non-performing assets decreased $2.8 million to $1.9 million, or 0.4%, of total assets, from $4.7 million at September 30, 2007.  However, during the third quarter, the Company experienced an increase of $231,000 in non-performing assets from the level at March 31, 2008 which was primarily the result of a $311,000 construction-related line of credit exceeding its contractual maturity but, because it is otherwise continuing to pay in accordance with its terms, is designated as 90 days past due and still accruing. This increase was partially offset by $105,000 in residential mortgage loans that had been previously designated as 90 days delinquent returning to performing status.

For the quarter ended June 30, 2008, non-interest income decreased $23,000 to $703,000 as compared to the same period last year.  The decrease was primarily the result of decreases of $36,000 and $32,000 in service charges and other fees and gains on sales of loans, respectively. Partially offsetting these decreases were increases of $29,000 and $16,000 in earnings on bank owned life insurance and other non-interest income, respectively.

Non-interest expense decreased $9,000 to $3.0 million for the quarter ended June 30, 2008 as compared to the same period last year.  The decrease for the quarter ended June 30, 2008 was primarily due to decreases of $68,000, $31,000 and $27,000 in other non-interest expense, salaries and employee benefits, and occupancy and equipment, respectively. These decreases were substantially offset by increases of $117,000 in professional fees for the quarter ended June 30, 2008 comprised of $59,000 and $58,000 increases in consultant and legal fees, respectively, related to recruiting expenses for the Bank’s commercial loan department and legal work related to the Supervisory Agreement.

The Company recognized an income tax expense of $21,000 and an income tax benefit of $30,000 for the quarters ended June 30, 2008 and 2007, respectively. The $51,000 increase in the income tax expense was a result of the increase in the Company’s pretax income combined with the decrease in the tax-exempt income from municipal securities.

The Company’s total assets decreased by $5.4 million from $524.9 million at September 30, 2007 to $519.5 million at June 30, 2008.  Cash and cash equivalents decreased by $22.2 million to $30.7 million at June 30, 2008 from $52.9 million at September 30, 2007 primarily due to purchases of mortgage-related securities available for sale. Loans receivable decreased by $7.9 million, from $292.4 million at September 30, 2007 to $284.5 million at June 30, 2008 primarily as a result of the Company’s experiencing repayments within the commercial and multi-family real estate and commercial loan portfolios while only originating a limited amount of such loans. This resulted from the Company’s self-imposed curtailment of such lending activity while implementing a substantially enhanced credit review and administration infrastructure. However, in view of the significant progress achieved in enhancing and improving the Company’s credit review and administration, and in order to be able to actively engage in commercial real estate and business lending, the Company recently hired an experienced commercial lending officer as well as a commercial business development officer. Deposits decreased $12.2 million, or 3.5%, from $353.7 million at September 30, 2007 to $341.5 million at June 30, 2008.  The decrease in deposits resulted from a $18.1 million, or 9.6%, decrease in certificates of deposit which was partially offset by a $5.8 million, or 14.9%, increase in core deposits (which consist of passbook, money market, NOW and non-interest bearing accounts). The decline in certificates of deposit was primarily due to the runoff of certificates of deposit bearing higher than market rates which would, if renewed, be renewed at lower rates, as part of the Company’s management of its cost of funds.

Stockholders' equity decreased $841,000 to $33.9 million primarily due to a $1.6 million increase in accumulated other comprehensive loss partially offset by net income of $682,000 for the nine months ended June 30, 2008. The increase in accumulated other comprehensive loss was primarily due to increases in the level of unrealized losses related to certain of the Company’s investment securities, particularly its investment in certain mutual funds.

First Keystone Bank, the Company's wholly owned subsidiary, serves its customers from eight full-service offices in Delaware and Chester Counties.

Certain information in this release may constitute forward-looking statements as that term is defined in the Private Securities Litigation Act of 1995.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those estimated due to a number of factors.  Persons are cautioned that such forward-looking statements are not guarantees of future performance and are subject to various factors, which could cause actual results to differ materially from those estimated.  These factors include, but are not limited to, changes in general economic and market conditions and the development of an interest rate environment that adversely affects the interest rate spread or other income from the Company's and the Bank's investments and operations.  The Company does not undertake and specifically disclaims any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

FIRST KEYSTONE FINANCIAL, INC.

SELECTED OPERATIONS DATA

(In thousands except per share data)
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2008	2007	2008	2007
Net interest income	$2,598	$2,505	$7,564	$7,585
Provision for loan losses	0	100	56	275
Non-interest income	703	726	2,173	2,326
Non-interest expense	3,037	3,046	8,961	9,436
Income before taxes	264	85	720	200
Income tax expense (benefit)	21	(30)	38	(170)
Net income	$ 243	$ 115	$ 682	$ 370
Basic earnings per share	$ 0.10	$ 0.05	$ 0.29	$ 0.17
Diluted earnings per share	0.10	0.05	0.29	0.17
Number of shares outstanding at end of period	2,432,998	2,432,998	2,432,998	2,432,998
Weighted average basic shares outstanding	2,319,244	2,307,671	2,317,072	2,200,013
Weighted average diluted shares outstanding	2,319,244	2,325,708	2,317,266	2,218,253

FIRST KEYSTONE FINANCIAL, INC.

SELECTED FINANCIAL DATA

(In thousands except per share data)
(Unaudited)

	June 30,	September 30,
	2008	2007
Total assets	$519,458	$524,881
Loans receivable, net	284,515	292,418
Investment and mortgage-related securities available for sale	135,960	108,462
Investment and mortgage-related securities held to maturity	30,038	34,550
Cash and cash equivalents	30,722	52,935
Deposits	341,498	353,708
Borrowings	124,185	115,384
Junior subordinated debt	11,637	15,264
Loan loss allowance	3,376	3,322
Total stockholders' equity	33,853	34,694
Book value per share	$13.91	$14.26

FIRST KEYSTONE FINANCIAL, INC.

OTHER SELECTED DATA

(Unaudited)

	At or for the Three Months Ended June 30,		At or for the Nine Months Ended June 30,
	2008	2007	2008	2007
Return on average assets (1)	0.19%	0.09%	0.18%	0.10%
Return on average equity (1)	2.76%	1.33%	2.56%	1.51%
Interest rate spread (1)	2.11%	2.05%	2.08%	2.09%
Net interest margin (1)	2.17%	2.12%	2.15%	2.12%
Interest-earning assets/interest-bearing liabilities	101.90%	101.62%	101.84%	100.94%
Operating expenses to average assets (1)	2.37%	2.40%	2.37%	2.46%
Ratio of non-performing assets to total assets at end of period	0.36%	0.60%	0.36%	0.60%
Ratio of allowance for loan losses to gross loans receivable at end of period	1.17%	1.05%	1.17%	1.05%
Ratio of allowance for loan losses to non-performing loans at end of period	181.49%	102.47%	181.49%	102.47%

(1)	Annualized.

CONTACT:	Thomas M. Kelly, President
(610) 565-6210